EXHIBIT 12

                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                 Nine Months and Quarter Ended October 1, 1995

(Thousands of Dollars)



                                                       Nine
                                                      Months        Quarter
                                                     -------        -------

Earnings available for fixed charges:
  Net earnings                                      $ 70,362         63,572
  Add:
    Fixed charges                                     34,425         14,410
    Income taxes                                      44,048         39,798
                                                     -------        -------
      Total                                         $148,835        117,780
                                                     =======        =======


Fixed Charges:
  Interest on long-term debt                        $  6,975          2,292
  Other interest charges                              17,164          8,640
  Amortization of debt expense                           255             85
  Rental expense representative
   of interest factor                                 10,031          3,393
                                                     -------        -------
      Total                                         $ 34,425         14,410
                                                     =======        =======

Ratio of earnings to fixed charges                      4.32           8.17
                                                     =======        =======